Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cesca Therapeutics Inc. for the registration of 3,336,800 shares of its common stock and 1,668,400 shares of common stock underlying warrants and to the incorporation by reference therein of our report dated November 8, 2013, with respect to the consolidated financial statements of MK Alliance, Inc. included in the current report on Form 8-K of Cesca Therapeutics Inc., as of and for the years ended December 31, 2012 and 2011, filed with the Securities and Exchange Commission on February 25, 2014.

/s/ Ernst & Young LLP

Sacramento, California
February 25, 2014